Principal Real Asset Fund
Supplement dated December 18, 2025
to the Statement of Additional Information
dated August 1, 2025
(as previously supplemented)

This supplement updates information contained in the Statement of Additional Information. Please retain this supplement for future reference.

MANAGEMENT OF THE FUND
Under Additional Information Regarding Board Members and Officers, in the PRINCIPAL FUNDS OFFICERS table, delete the row for Mandy L. Huebbe.
On or about January 1, 2026, under the Board Member and Officer Compensation section, delete the first paragraph and replace with the following:
The Fund does not pay any remuneration to officers or to any Board Members listed above as Interested Board Members. The Board annually considers a proposal to reimburse PGI for certain expenses, including a portion of the compensation of the Fund’s Chief Compliance Officer (“CCO”). If the proposal is adopted, the compensation amount is allocated across the Fund and other PGI-sponsored registered investment companies for which the CCO serves as the Chief Compliance Officer.

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